UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
September 26, 2007
(Date of earliest event reported)

ULTRA PETROLEUM CORP.
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	0-29370	N/A
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

363 N. Sam Houston Parkway East
Suite 1200
Houston, Texas 77060
(Address of principal executive offices, including zip code)

(281) 876-0120
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On September 26, 2007, Ultra Petroleum Corp.’s wholly-owned subsidiary, UP Energy Corporation, a Nevada corporation, entered into a definitive share purchase agreement to sell all of the outstanding shares of Sino-American Energy Corporation, a Texas corporation, for a total purchase price of US$223 million. Sino-American holds all of Ultra Petroleum Corp.’s interests in oil and gas properties in the Bohai Bay, China. The purchaser is SPC E&P (China) Pte. Ltd., a wholly-owned subsidiary of Singapore Petroleum Company.

The purchase price is subject to working capital and other customary adjustments. The purchaser has agreed to indemnify the seller from and against any increase in taxes payable by seller due to a Section 338(h)(10) election and the estimated amount of this indemnification is included in the purchase price. The transaction is expected to close on or before October 26, 2007, or such other date as agreed to by the parties to the agreement and is subject to customary closing conditions and purchase price adjustments and the expiration of certain preferential rights to purchase.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the share purchase agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the press release announcing this sale is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Title of Document

10.1	Share Purchase Agreement dated September 26, 2007, between UP Energy Corporation and SPC E&P (China) Pte. Ltd.

99.1	Press release dated September 26, 2007 announcing sale of China asset.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA PETROLEUM CORPORATION
September 26, 2007 By:
	By:	/s/ Marshall D. Smith
Name: Marshall D. Smith
Title: Chief Financial Officer

Exhibit Index

Exhibit Number	Title of Document

10.1	Share Purchase Agreement dated September 26, 2007, between UP Energy Corporation and SPC E&P (China) Pte. Ltd.

99.1	Press release dated September 26, 2007 announcing sale of China asset.